Exhibit 10.1

CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (this “Agreement”) is entered into as of June 21, 2024 (the “Agreement Date”) by and between Provectus Biopharmaceuticals, Inc., a Delaware corporation (“Provectus”), and Dominic Rodrigues, an individual stockholder, director and officer of Provectus (the “Stockholder”). Provectus and the Stockholder are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, the Stockholder currently owns 11,416,262 shares of Provectus’ Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”),

WHEREAS, the Stockholder desires to forfeit 11,416,262 shares (the “Forfeited Shares”) of Series D Convertible Preferred Stock, and Provectus desires to redeem the Forfeited Shares in exchange for 1,141,626 shares of Provectus’ Series D-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series D-1 Preferred Stock”).

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

1. Forfeiture. The Stockholder hereby agrees that, without any further action by the Stockholder, the Forfeited Shares shall automatically be forfeited to Provectus.

2. Redemption. Provectus hereby agrees to accept the Forfeited Shares and to redeem such Forfeited Shares effective immediately.

3. Certificates of Amendment. Following the tender of the Forfeited Shares by the Stockholder, Provectus shall file with the Secretary of State of the State of Delaware:

(a) a Certificate of Amendment to the Certificate of Designation of Preferences, Rights, and Limitations of Series D Convertible Preferred Stock to reduce the number of authorized shares of Series D Convertible Preferred Stock, as set forth therein (the “Series D Amendment”); and

(b) a Certificate of Amendment to the Certificate of Designation of Preferences, Rights, and Limitations of Series D-1 Convertible Preferred Stock to increase the number of authorized shares of Series D-1 Convertible Preferred Stock, as set forth therein (the “Series D-1 Amendment,” and collectively with the Series D Amendment, the “Amendments”).

4. Issuance. Following the filing of the Amendments, Provectus shall issue 1,141,626 shares of Series D-1 Preferred Stock to the Stockholder as consideration for the Forfeited Shares.

5. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Provectus as follows:

(a) The Stockholder is the legal owner of the Forfeited Shares, free and clear of all liens.

(b) The Stockholder has all requisite power and authority to execute and deliver this Agreement and perform its respective obligations hereunder.

(c) The Stockholder, in making the decisions to enter into this Agreement and to forfeit the Forfeited Shares, has not relied upon any oral or written representations or assurances from Provectus or any of its respective officers, directors, partners, or employees or any other representatives or agents.

(d) The Stockholder acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with such Party’s own legal counsel and investment and tax advisors, has sought such accounting, legal and tax advice as such Party has considered necessary to make an informed decision with respect to the transactions contemplated by this Agreement, and has not received and is not relying on any statement, representation or warranty made by any person, firm or corporation (including without limitation Provectus or its affiliates) in connection with the transactions contemplated by this Agreement.

(e) The execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and no other actions or proceedings on the part of such Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

(f) No filing with, or notification to, any governmental authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Stockholder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by the Stockholders, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the organizational documents of such Party, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract or obligation to which such Party is a party or by which such Party or any of its assets may be bound, or (iii) violate any applicable law or order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the such Party’s ability to perform its obligations under this Agreement in any material respect.

6. Miscellaneous.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

(b) Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(c) This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

(d) Any term of this Agreement may be amended and the obligations of any term of this Agreement may be waived only with the written consent of the Parties.

(e) This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

(f) This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows.)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PROVECTUS:

Provectus Biopharmaceuticals, Inc.

By:	/s/ Heather Raines
Name:	Heather Raines
Title:	Chief Financial Officer

STOCKHOLDER:

Dominic Rodrigues

By:	/s/ Dominic Rodrigues

(Signature page to Conversion Agreement)